Exhibit (a)(1)(xiii)

Dear Employees:

As you are aware, the Company filed Amendment 1 to Schedule TO with the SEC on September 1, 2009. In this filing, the Company stated the following:

Communication of Exchange Ratios. All references in the Offer to Exchange that Schedule A sets forth an estimate of the exchange ratio resulting at different hypothetical closing prices of our stock on Nasdaq on the grant date, including without limitation in Question 4 of the Summary Term Sheet – Questions and Answers and in This Offer Section 8 (“Source and Amount of Consideration; Terms of Replacement Awards”), are revised to state further that if the closing price of our stock on Nasdaq on the grant date is not within the range of prices set forth on Schedule A, the Company will promptly after the close of market on the Grant Date and prior to the Expiration Time deliver to Eligible Employees a statement of the exchange ratios applicable to all Eligible Awards based on such closing price.

Essentially, what this means to you is that if our stock price closes above $4.00 per share on the closing date of the offering, we will distribute to you an updated statement detailing whether or not a particular award is eligible for exchange (determined from the closing price) and if so, at what exchange ratio. This statement will be distributed via email by Sarah Kamp on Monday, September 14, 2009 following the market close.

The statement to be provided will be for informational purposes only and you need not do anything with this information unless you have not previously submitted an Election Form and now wish to submit an Election Form or wish to change a previously submitted Election Form.

As previously communicated, the exchange offer is scheduled to close at 11:59 p.m. local St. Louis time on Monday, September 14, 2009. Election Forms must be submitted prior to such time to Sarah Kamp by (i) hand delivery, (ii) facsimile to (314) 678-6119 or (iii) by email to sarah.kamp@stereotaxis.com.

Note: Concepts and terms used herein are further described and defined in the Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights referred to herein as the “Exchange Offer”. Please read the Exchange Offer in its entirety.